Exhibit (b)

THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SAID ACT.

SECURED PROMISSORY NOTE

January 4, 2019

FOR VALUE RECEIVED, WC SACD ONE PARENT, INC., a Delaware corporation (the “Company”), hereby promises to pay to WNDRCO HOLDINGS, LLC, a Delaware limited liability company, or its registered assigns (“Holder”), on the Repayment Date, in lawful money of the United States and in immediately available funds, a principal amount of TWENTY-ONE MILLION DOLLARS ($21,000,000) or, if less, the aggregate unpaid principal amount of the loan made under this Secured Promissory Note (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Note”), plus all accrued and unpaid interest, fees, expenses and other Obligations (other than contingent Obligations not yet due and payable for which no demand has been made).

1.    Defined Terms. Undefined capitalized terms used herein have the meanings assigned to them in the UCC. In addition to the capitalized terms defined in the text of this Note, the following defined terms are used:

“Applicable Rate” means the interest rate per annum that would be charged to Holder (or its parent company affiliate) for a borrowing that Holder (or its parent company affiliate) could make under Holder’s (or its parent company affiliate’s) primary secured credit facility (as in effect from time to time) (which interest rate as of the Effective Date is 5.25% per annum, and subject to adjustment in accordance with the terms of the definitive documentation governing such primary secured credit facility).

“Effective Date” shall mean January 4, 2019.

“Obligations” means all loans, advances, debts, liabilities, obligations and duties owing by the Company to Holder under this Note, whether or not for the payment of money, arising by reason of an extension of credit, absolute or contingent, due or to become due, now existing or hereafter arising, including all principal, interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements and any other sum chargeable to the Company under this Note.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York.

2.    Interest. The outstanding loan amount evidenced by this Note shall bear interest at a per annum rate equal to the Applicable Rate plus 1.00%, calculated on the basis of a 360-day year and actual days elapsed. Interest shall accrue on and from the Effective Date, and shall be payable on the last calendar day of each month. In no event shall interest or any other amount paid or agreed to be paid under this Note exceed the highest lawful rate permissible under applicable usury laws. If fulfillment of any provision hereof shall be deemed by a court of competent and final jurisdiction to violate any applicable usury restrictions, then the obligation to be fulfilled shall be automatically reduced to the limit of such highest lawful rate, and any amount received in excess of such limit shall be applied to reduce the unpaid principal balance hereof and not to the payment of interest. Holder shall periodically advise the Company of the then operative Applicable Rate.

3.    Repayment Date. To the extent not previously paid pursuant to the terms hereof, the outstanding principal amounts under this Note, together with all accrued and unpaid interest thereon, shall be due and payable, in immediately available funds, on March 5, 2019 (or such later date as agreed to by Holder, in its sole discretion) (such date, the “Repayment Date”).

4.    Prepayment. The Company may prepay the outstanding principal amounts under this Note, together with any accrued and unpaid interest, from time to time prior to the Repayment Date without penalty or premium upon two (2) days’ prior written notice to Holder. Any amounts prepaid pursuant to this Section 4 may not be reborrowed.

5.    Events of Default. Each of the following shall constitute an “Event of Default” under this Note:

(a)    The Company shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any payment of principal, interest or any other sum payable hereunder; and

(b)    The Company shall (i) institute a voluntary case seeking liquidation or reorganization under any bankruptcy law, or shall consent to the institution of an involuntary case thereunder against it; (ii) file a petition initiating or shall otherwise institute any proceeding similar to those referenced in the foregoing subclause (i) under any other applicable federal or state law, or shall consent thereto; (iii) apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, or the Company shall make an assignment for the benefit of creditors; (iv) have an involuntary case commenced seeking the liquidation or reorganization of the Company under any bankruptcy law, or any similar proceeding against the Company under any other applicable federal or state law and such case is not dismissed within 60 calendar days from the commencement thereof; or (v) have any other equivalent relief be granted against the Company under any applicable federal or state law.

6.    Remedies. If any Event of Default shall occur, then, and in every such event, and at any time thereafter during the continuance of such event, all amounts outstanding hereunder shall be forthwith due and payable, together with any unpaid accrued fees and all other liabilities accrued hereunder, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, and Holder may, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, exercise any and all rights and remedies accorded to Holder under this Note or otherwise by the UCC or any other governing law. If any notification of disposition of all or any portion of the Collateral is required by law, such notification shall be deemed reasonably and properly given if mailed at least ten days prior to such disposition, postage prepaid to the Company at its address hereon (or such other address as may be provided therefor pursuant to Section 9 hereof) by registered or certified mail, return receipt requested. No delay or omission by Holder to exercise any right, power or remedy granted under this Note shall impair such right, power or remedy or be construed to be a waiver of any Event of Default or an acquiescence thereof, and any single or partial exercise of any such right, power or remedy shall not preclude other or further exercise thereof or the exercise of any other right, power or remedy. The Company agrees to pay all costs of collection or enforcement of this Note when incurred, including reasonable attorneys’ fees.

7.    Security.

(a)    To secure the prompt and complete payment, performance and observance of the Obligations, the Company hereby grants to Holder a continuing security interest in all of the Company’s right, title and interest in, to and under all personal property and all other assets of the Company, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Company (including any trade names, styles or divisions thereof), and whether owned, leased or consigned by or to the Company, and regard-

less of where located (the “Collateral”) including all Accounts, Chattel Paper, Documents, General Intangibles (including Payment Intangibles and software), Instruments, Goods (including Inventory, Equipment and Fixtures), Investment Property, Deposit Accounts and Securities Accounts (including all blocked, lockbox, deposit and other bank accounts of the Company and all deposits therein and investments made with the funds therein), money, cash or cash equivalents, Commercial Tort Claims, and all products, Proceeds, insurance claims and other rights to payments not otherwise included in the foregoing, and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing.

(b)    It is expressly agreed by the Company that, anything herein to the contrary notwithstanding, Holder shall have no obligation or liability under any agreement included in the Collateral by reason of or arising out of this Note, or the granting of the security interest herein or the receipt by Holder of any payment relating to any agreement included in the Collateral pursuant hereto, nor shall Holder be required or obligated in any manner to perform or fulfill any of the obligations of the Company under or pursuant to any agreement included in the Collateral, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any agreement included in the Collateral, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(c)    The Company agrees that from time to time, at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Holder may request in its reasonable discretion, in order to perfect and protect the security interest granted or purported to be granted hereby or to enable Holder to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.

8.    No Impairment; Waivers; Reinstatement. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the outstanding principal amounts under this Note and interest accrued thereon at the place, at the time, and in the currency herein prescribed. The Company hereby waives, to the full extent permitted by law, presentment, demand for payment or other performance, notice of nonpayment or other nonperformance, protest, notice of protest, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note. Notwithstanding anything herein to the contrary, this Note shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for any benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment, or any part thereof, is rescinded, reduced, restored or returned.

9.    Notices. Except as otherwise provided herein, all notices hereunder shall be in writing and shall be deemed sufficient upon delivery when delivered personally, or upon receipt when delivered by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid. Notices shall be addressed as follows:

If to Holder:

c/o Quibi – Julie Shikiya-Pascucci

6555 West Barton Avenue

2nd Floor

Los Angeles, CA 90038

Email: andrew@wndrco.com

Attention: Andrew Chang

If to the Company:

c/o iSubscribed Inc.

15 Network Drive

Burlington, Massachusetts 01803

Attention: Blake Cunneen

E-mail: Blake@isubscribed.com

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressee notice of such new address in conformance with this paragraph.

10.    Miscellaneous. The provisions of this Note shall inure to the benefit of Holder and its successors and assigns. No other Person shall be deemed to be a third-party beneficiary of this Note or shall have any rights hereunder. Any assignment of this Note shall become effective only upon delivery of written notice to the Company indicating the name and address of the assignee. The Company may not assign this Note or any of the rights, duties or obligations hereunder without the prior written consent of Holder. No amendment, modification, termination or waiver of any provision of this Note, and no consent to any departure therefrom, shall be effective without each of (i) the written consent of Holder and the Company and (ii) Series A Approval (as defined in the Amended and Restated Certificate of Incorporation of WC SACD One, Inc. or WC SACD Holdings, Inc., as applicable). Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. If any of the provisions in this Note shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note.

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IN WITNESS WHEREOF, the Company has executed this Secured Promissory Note as of the date first written above.

WC SACD ONE PARENT, INC.

By:	/s/ Hari Ravichandran
	Name:	Hari Ravichandran
	Title:	Chief Executive Officer

[Signature Page – Secured Promissory Note]